Exhibit 99.1

Press release

Contact: E-Soo Kim Nuveen Media Relations 212.207.2012 e-soo.kim@nuveen.com

Nuveen Global Cities REIT acquires $52M metro Boston industrial property

Nov. 16, 2020: Nuveen Global Cities REIT, Inc. (“GCREIT” or the “REIT”), a perpetual-life non-listed REIT, announced that it has acquired One National, an industrial property located in metro Boston for $52 million, excluding closing costs.

The 300,000 square foot light industrial property is fully leased to a single e-commerce tenant, which plans to use the newly-renovated Class A facility as a middle-mile sorting facility.

One National is located at 1 National St., Milford, Mass., in Metro Boston Home to nearly five million people, the Boston metro area is recognized as an intellectual and medical hub, including over 100 colleges and universities with an annual enrollment of 250,000 students. Boston is a very dense and land constrained market boasting a 4.7% vacancy rate across 439 million square feet of industrial space.

“We are excited to announce the acquisition of a strategically-located industrial property in the high barriers-to-entry Boston market. The location is ideal for e-commerce tenants as it allows deliveries to all households within the Boston MSA and the surrounding region within 1.5 hours. The property has recently undergone extensive renovations, so it will efficiently serve the needs of the new tenant,” said Rich Kimble, Portfolio Manager of the REIT.

The acquisition of One National provides the REIT a sector exposure overweight to industrial of 36%.

“While virtually no property sector or portfolio is immune to the negative effects of this pandemic-driven recession, we believe certain sectors and strategies, including industrial, are better positioned in these uncertain times. We are excited to add One National to our portfolio,” said Kimble.

GCREIT is sponsored by Nuveen, LLC, a TIAA company, and externally advised by its affiliate, Nuveen Real Estate Global Cities Advisors, LLC, an investment advisory affiliate of Nuveen Real Estate.

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About Nuveen Real Estate

Nuveen Real Estate is one of the largest investment managers in the world with $127 billion of assets under management.

With over 80 years of real estate investing experience and more than 660 employees* located across over 25 cities throughout the United States, Europe and the Asia-Pacific region, the firm offers unparalleled geographic reach, which is married with deep sector expertise.

*	Includes 315+ real estate investment professionals, supported by a further 345+ Nuveen employees.

Source: Nuveen, as of June 30, 2020.

Forward-Looking Statements

Certain information contained in this press release constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology or the negatives thereof. These may include GCREIT’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. GCREIT believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its annual reports for the most recent fiscal year, and any updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. Except as otherwise required by federal securities laws, GCREIT undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

This press release is not an offer to sell any securities.

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